Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2013 pertaining to our audit of the financial statements of GlyEco, Inc. (SEC file no: 000-30396) as of December 31, 2012 and for the year then ended, solely for filing with Company’s Form 10-K for the year ended December 31, 2013 filed on April 15, 2014.

/s/ Jorgensen & Co.,
JORGENSEN & CO.

Lehi, UT
April 15, 2014